Exhibit 5.1

McCarthy Tétrault LLP Le Complexe St-Amable 1150, rue de Claire-Fontaine, 7e étage Québec QC G1R 5G4 Canada Tel: 418-521-3000 Fax: 418-521-3099

April 2, 2015

Aptose Biosciences Inc.

5955 Airport Road, Suite 228
Mississauga, Ontario L4V 1R9

Dear Sir/Mesdames:

This opinion is furnished to Aptose Biosciences Inc. (“Aptose” or the “Company”), a corporation incorporated under the laws of Canada, in connection with the filing of the prospectus supplement (the “Prospectus Supplement”) dated April 2, 2015 to the Company’s prospectus dated December 24, 2014 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), in the form filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”). We understand that the Base Prospectus forms part of the Company’s registration statement on Form F-3 (File No. 333-200660) of the Company initially filed on December 1, 2014 with the Securities and Exchange Commission under the Securities Act, and the general rules and regulations promulgated thereunder (such registration statement, as supplemented or amended at the date of the Sales Agreement (as defined below), including all documents filed as part thereof or incorporated by reference therein, is referred to as the “Registration Statement”).

We understand that the Prospectus Supplement is being filed in connection with the offer and sale, from time to time, by the Company of its common shares having an aggregate offering price of up to US$20,000,000 (the “Placement Shares”) pursuant to a sales agreement dated April 2, 2015 (the “Sales Agreement”), between the Company and Cowen and Company, LLC, as agent and/or principal thereunder.

Scope of Review, Assumptions and Qualifications

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, facsimiled or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Sales Agreement;

(d)	the articles and by-laws of Aptose;

(e)	a certificate of compliance dated April 2, 2015 issued in respect of Aptose pursuant to the Canada Business Corporations Act (the “Certificate of Compliance”); and

(f)	a certificate of Gregory K. Chow, the Senior Vice President, Chief Financial Officer and Secretary of the Company, as to certain factual matters dated the date hereof.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers, or other representatives of the Company, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that such documents constitute or will constitute valid and binding obligations of the parties thereto. We have also assumed that the Certificate of Compliance will continue to be accurate as at the date of issuance of any Placement Shares.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the delivery of any such Placement Shares, the authorization to issue the Placement Shares pursuant to the Sales Agreement will not have been modified or rescinded by the Board of Directors of Aptose and there will not have occurred any change in law affecting the validity or enforceability of such issuance of Placement Shares. We have also assumed that neither the issuance and delivery of the Placement Shares, nor the compliance by Aptose with the terms of the Sales Agreement, will violate any applicable federal, provincial or state law or will result in a violation of any provision of any instrument or agreement then binding upon Aptose or any restriction imposed by any court or governmental body having jurisdiction over Aptose.

The opinions expressed herein are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein (the “Applicable Law”).

Opinion

Based upon and subject to the foregoing, we are of the opinion that the Placement Shares, when issued, sold and delivered in the manner and for the consideration stated in the Sales Agreement, and upon payment of the consideration provided therein to the Company, will be validly issued as fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Report of Foreign Private Issuer on Form 6-K, which will be incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Yours truly,

/s/ McCarthy Tétrault LLP